EXHIBIT 10.3
eFUNDS CORPORATION
2006 ANNUAL INCENTIVE PLAN
     1. Establishment. On February 16, 2006 the Board of Directors of eFunds Corporation approved an incentive plan for executives as described herein, which plan shall be known as the “eFunds Corporation Annual Incentive Plan.” This Plan shall be submitted for approval by the stockholders of eFunds Corporation at the 2006 Annual Meeting of Stockholders. This Plan shall be effective as of January 1, 2006, subject to its approval by the stockholders, and no benefits shall be issued pursuant hereto unless and until after this Plan has been so approved.
     2. Purpose. The purpose of this Plan is to advance the interests of eFunds Corporation and its stockholders by attracting and retaining key employees and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company. This Plan is further intended to provide employees with an opportunity to increase their ownership of eFunds’ common stock and to thereby increase their personal interest in the long-term success of the Company in a manner designed to increase stockholder value.
     3. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
     3.1. Achievement Percentage — a percentage (or a range of percentages), which may be greater or less than 100%, that will result from the Company’s performance against each Performance Factor set for a Participant during a Performance Period. Such percentages shall be determined by the Committee with respect to each Performance Factor applicable to a Participant in a given Performance Period. Following the conclusion of the Performance Period, the Committee shall determine the Achievement Percentage for each Performance Factor based on the performance of the Company for that Period.
     3.2. Base Salary — The amount of base salary received by a Participant during a Performance Period, as determined by the Committee. In the discretion of the Committee, a Participant’s base salary may be annualized or set at the Participant’s base salary as of the last day of the Performance Period.
     3.3. Committee — the Compensation Committee of the Board of Directors of eFunds or another committee consisting of members of the Board of Directors of eFunds appointed from time to time by the Board of Directors. The Committee shall be composed of not fewer than such number of directors as shall be required to permit grants and awards made under this Plan to satisfy the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), as amended, or any successor rule or regulation (“Rule 16b-3”). Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code.
     3.4. Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.
     3.5. Common Stock — the common stock, par value $.01 per share, of eFunds.
     3.6. Company — eFunds Corporation, a Delaware corporation, together with its subsidiaries or affiliates, whether now or hereafter established.

     3.7 eFunds — eFunds Corporation, a Delaware corporation
     3.8. Executives — all Participants for a given Performance Period designated by the Committee as “Executives” for purposes of this Plan. The Committee shall designate as Executives all Participants it reasonably believes may be “named executive officers” under Rule 402 promulgated under the 1934 Act for that Performance Period.
     3.9. Other Participants — all Participants for a given Performance Period who are not designated as “Executives” by the Committee for such Performance Period.
     3.10. Participants — the employees of the Company who are designated by the Committee as Participants in this Plan. Directors of the Company who are not also employees of the Company are not eligible to participate in this Plan. Participants shall be designated as either Executives or Other Participants by the Committee as provided in Section 4.3 below.
     3.11. Performance Factor — the performance goals selected by the Committee for each Participant with respect to each Performance Period. The performance goals selected by the Committee for Executives shall be based solely upon the attainment of one or more objective performance criteria selected by the Committee in connection with the grant of an award hereunder. In the case of Other Participants, such performance goals need not be objective and may be based on such business criteria as the Committee may determine to be appropriate and may include financial and nonfinancial performance goals that are linked to such individual’s business unit, the Company as a whole or to such individual’s areas of responsibility. The objective performance goals for Executives shall be based solely on one or more of the following business criteria, which may apply to the individual in question, an identifiable business unit or the Company as a whole, and on an annual or other periodic or cumulative basis: sales or revenues, cost of sales, margins, income (including operating income), selling, general and administrative expense levels, other income (expense), effective tax rates, current ratios or other measures of liquidity, capital expenditures, transaction volumes or hours billed, system availability rates, cash flow, stock price, market share, earnings (on either a net or per share basis), earnings before any one or more of the following: (i) interest expense and/or income, (ii) taxes, (iii) depreciation and (iv) amortization, return on equity or costs, return on invested or average capital employed, cumulative total return to stockholders (in each case, whether compared to pre-selected peer groups or not). In evaluating the performance of the Company against such criteria, the Committee shall have the discretion to adjust the Company’s reported results to eliminate or include the effect of acquisitions, dispositions, special charges or other one-time or non-recurring items.
     3.12. Performance Period — each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and any additional periods, each of which must be at least twelve months long, designated by the Committee.
     3.13. Plan — this eFunds Corporation Annual Incentive Plan.
     3.14 Restricted Stock Units — Restricted Stock Units, as defined in the Stock Incentive Plan.
     3.15 Stock Incentive Plan — The eFunds Corporation 2006 Stock Incentive Plan, as the same may be amended from time to time, or any successor or substitute plan providing for equity-based awards that has been approved by the stockholders of eFunds.

     3.16 Target Award — a dollar amount, typically expressed as a percentage of a Participant’s Base Salary, which percentage may be greater or less than 100%, determined by the Committee with respect to each Participant for each Performance Period.
     4. Administration.
     4.1. Power and Authority of Committee. This Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of this Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of this Plan, (b) construe, interpret and administer this Plan and any instrument or agreement relating to this Plan, (c) determine, from time to time, whether shares of Common Stock and/or Restricted Stock Units will be made available to a Participant in this Plan and (d) make all other determinations and take all other actions necessary or advisable for the administration of this Plan. Unless otherwise expressly provided in this Plan, each determination made and each action taken by the Committee pursuant to this Plan or any instrument or agreement relating to this Plan shall be (x) within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants and their legal representatives and beneficiaries, and employees of the Company.
     4.2 Delegation. The Committee may delegate its powers and duties under this Plan to one or more officers of the Company or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power (a) to make determinations regarding officers or directors of the Company who are subject to Section 16 of the 1934 Act or (b) in such a manner as would cause this Plan not to comply with the provisions of Section 162(m) of the Code.
     4.3. Determinations made prior to each Performance Period. On or before the 90th day of each Performance Period, the Committee shall:
          (a) designate all Participants (including designation as Executives or Other Participants) for such Performance Period;
          (b) establish a Target Award for each Participant and the portions of that Target Award related to each Performance Factor applicable to that Participant; and
          (c) for each Performance Factor, determine the Achievement Percentage or range of Achievement Percentages that will result from the performance of the Company against each Performance Factor.
     For example, the Committee may establish a Target Award equal to 50% of a Participant’s Base Salary, with one-half of such Award dependant upon a Performance Factor related to the Company’s revenues during the Performance Period and one-half dependant upon a Performance Factor related to the Company’s earnings for such Period. The Committee would then establish Achievement Percentages for each of the Performance Factors based on the Company’s revenues and earnings for the Performance Period (i.e. 0% if the Company’s revenues did not exceed $X, 100% if the Company’s revenues exceeded $Y and 200% if the Company’s revenues exceeded $Z).

     4.4. Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under this Plan, the Committee must certify which of the applicable Performance Factors for that Performance Period were achieved and determine the appropriate Achievement Percentage for each such Factor. The Committee must also certify as to the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based.
     4.5. Stockholder Approval. The material terms of this Plan shall be disclosed to and approved by stockholders of the Company in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.
     5. Incentive Payment.
     5.1. Formula. Subject to Section 5.2, each Participant shall receive an incentive payment for each Performance Period in an amount not greater than the sum of each portion of the Target Award related to a Performance Factor that was achieved in the Performance Period, with each Performance Factor that was achieved being multiplied by the relevant Achievement Percentage.
     For example, in the example described in Section 4.3, if the Company achieved revenues of $Y during the Performance Period but did not make the minimum earnings target, the Participant would receive an incentive payment equal to 50% of his or her Target Award, or 25% of his or her Base Salary.
     5.2. Limitations.
          (a) Discretionary Increase or Reduction. The Committee shall retain sole and absolute discretion to increase or reduce the amount of any incentive payment otherwise payable to any Participant under this Plan; provided, however, that the Committee may not increase the payment to any Executive for any Performance Period.
          (b) Employment Status. Except as otherwise provided by the Committee, a Participant who is employed by the Company as of the last day of a Performance Period but whose employment is terminated by the Company for reasons other than cause or poor performance or due to the death or “disability” (as defined by the provisions of the long-term disability plan of the Participant’s employer) prior to the date of payment of awards related to such Performance Period shall remain eligible to receive an incentive payment under this Plan for such Performance Period. Persons who are so employed but who resign or whose employment is terminated by the Company for cause or poor performance prior to the payment of incentive awards in respect of such Performance Period shall not be eligible to receive an incentive payment under this Plan for such Period. Incentive payments made under this Plan in respect of Participants who are deceased shall be made in accordance with the Participant’s will, the applicable laws of descent and distribution or any beneficiary election made by the Participant in accordance with Section 6.2.
          (c) Maximum Payments. No Participant shall receive a payment under this Plan for any Performance Period in excess of $2.0 million (including the amount of any premium received by reason of an election made pursuant to Section 6.1).
     6. Benefit Payments.
     6.1. Time and Form of Payments. If sufficient shares of Common Stock are available for issuance under the Stock Incentive Plan for such purpose, the Committee may elect to allow Participants to receive all or part of any benefits which may be paid to them under this Plan in the form of Common Stock or Restricted Stock Units. If no such election is made, all benefits payable under this Plan shall be paid in cash. If this option is made available to one or more Participants, prior to a date specified by the Committee but in no event later than the 90th day of a Performance Period, each eligible Participant shall elect whether to receive any benefits which may be paid to them under this Plan in respect of such Performance Period in cash or in the form of shares of Common Stock or Restricted Stock Units (whichever is made available by the Committee to such Participant in the Committee’s sole discretion), or any combination thereof. Participants who are to receive some percentage of their incentive payment in the form of cash shall be entitled to elect to defer such receipt in accordance with the terms of any deferred compensation plan in effect at the time and applicable to such cash payment. In the event a Participant is to receive some percentage of their incentive payment in the form of cash, such cash incentive shall, subject to any deferred compensation election, be paid as soon as administratively feasible after the Committee has made the certifications provided for in Section 4.4 above and determined the amount of such Participant’s incentive payment payable under this Plan. In the event that an eligible Participant chooses to receive a portion of their incentive payment in the form of shares of Common Stock or Restricted Stock Units in lieu of cash (with the amount of cash so foregone being herein referred to as the “Share Dollar Amount”), the Participant shall be entitled to receive shares of Common Stock or Restricted Stock Units, or a combination thereof (whichever option is made available by the Committee), having a fair market value on the date of issuance (as determined in accordance with the terms of the Stock Incentive Plan) of up to 125% of the Share Dollar Amount, with the amount of any such premium being determined by the Committee. Any such shares or Restricted Stock Units shall be issued or awarded under the Stock Incentive Plan promptly after the Committee has made the certifications provided for in Section 4.4 above and otherwise determined the amount of the Participant’s incentive payment payable under this Plan.
     In the event an eligible Participant elects to receive some percentage of their incentive payment in the form of shares of Common Stock or Restricted Stock Units, all or part of such shares or Restricted Stock Units may be made subject to such forfeiture rights, vesting requirements and transfer restrictions as may be established by the Committee in the exercise of its sole discretion. Shares and Restricted Stock Units issued pursuant to this Plan shall not be counted towards the 1,000,000-share award limitation provided for in Section 4(d) of the Stock Incentive Plan. Any Restricted Stock Units issued pursuant to this Section 6.1 must be settled in accordance with the requirements of Section 409A of the Code (or any successor provision).
     6.2. Nontransferability. Except as otherwise determined by the Committee, no right to any incentive payment hereunder, whether payable in cash or other property, shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided however, that if so determined by the Committee, a Participant may, in the manner established by the Committee designate a beneficiary or beneficiaries to receive any cash or property payable to such Participant hereunder following the death of the Participant. No right to any incentive payment hereunder may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.
     6.3. Tax Withholding. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Committee may establish such policy or policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or part of the federal and state taxes to be withheld or collected upon receipt or payment of (or the lapse of restrictions relating to) an incentive payment payable hereunder, the Committee, in its sole discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon payment of (or the lapse of restrictions relating to) an incentive payment hereunder with a fair market value equal to the amount of such taxes or (b) delivering to the Company shares of Common Stock with a fair market value equal to the amount of such taxes.
     7. Amendment and Termination; Adjustments. Except to the extent prohibited by applicable law and unless otherwise expressly provided in this Plan:
          (a) Amendments to this Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate this Plan, without the approval of the stockholders of the Company, except that no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would violate the rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company.
          (b) Waivers of Incentive Payment Conditions or Rights. The Committee may waive any conditions or rights of the Company with respect to any incentive payment hereunder, prospectively or retroactively.
          (c) Limitation on Amendments to Incentive Payment Rights. Neither the Committee nor the Company may amend, alter, suspend, discontinue or terminate any rights of any Participant to an incentive payment without the consent of such Participant (or such Participant’s beneficiaries), except as otherwise herein provided.
          (d) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent it shall deem desirable to carry this Plan into effect.
     8. Miscellaneous.
     8.1. Effective Date. This Plan shall be deemed effective, subject to stockholder approval, as of January 1, 2006.
     8.2. Term of this Plan. Unless this Plan shall have been discontinued or terminated, this Plan shall terminate on December 31, 2010. No right to receive an incentive payment shall be granted after the termination of this Plan. However, unless otherwise expressly provided in this Plan, any right to receive an incentive payment theretofore granted may extend beyond the termination of this Plan, and the authority of the Board of Directors and the Committee to amend or otherwise administer this Plan shall extend beyond the termination of this Plan.
     8.3. Headings. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
     8.4. Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest (except to the extent modified by the terms of the Stock Incentive Plan with respect to any shares of Common Stock or Restricted Stock Units issued under Section 6.1 hereof).
     8.5. Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific written agreement to the contrary, this Plan shall not affect any right of the Company to terminate, with or without cause, any Participant’s employment at any time. This Plan shall not replace any contract of employment between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under this Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.
     8.6. No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
     8.7. Governing Law. The validity, construction and effect of this Plan or any incentive payment payable under this Plan shall be determined in accordance with the laws of the State of Delaware.
     8.8. Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan shall remain in full force and effect.
     8.9. Qualified Performance-Based Compensation. All of the terms and conditions of this Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.